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                                                                     EXHIBIT 5.1


                 [Letterhead of Testa, Hurwitz & Thibeault, LLP]




                                           January 7, 1998


MathSoft, Inc.
101 Main Street
Cambridge, MA  02142

    RE:  Registration Statement on Form S-8 Relating to the
         Amended and Restated 1992 Stock Plan (the "1992 Plan")


Dear Sir or Madam:

       Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by MathSoft, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 600,000 shares of Common Stock, $.01 par value, of the Company issuable pursuant to the 1992 Plan (the "Shares").

       We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the 1992 Plan, the Third Restated Articles of Organization and Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

       Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the 1992 Plan, will be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.



                                           Very truly yours,


                                           /s/ Testa, Hurwitz & Thibeault, LLP

                                           TESTA, HURWITZ & THIBEAULT, LLP